Exhibit 10.28

Helix BioMedix, Inc.

22118 – 20th Avenue SE, Suite 204

Bothell, WA 98021

October 8, 2007

Robin L. Carmichael

221 W. 48th Street

Kansas City, MO 64112

Dear Robin:

It is with great pleasure that I am offering you the position of Vice President – Marketing and Business Development at Helix BioMedix, Inc. (the “Company”). Subject to the fulfillment of any conditions imposed by this letter, the terms of your position with the Company will be as set forth below:

1.	Position:

You will be the Company’s Vice President – Marketing and Business Development, reporting to the Company’s Chief Executive Officer. You will be responsible for overseeing all operations involving the Company’s marketing/business development functions, including product/portfolio strategy and direction; identification, pursuit and negotiation of technology licenses and collaborative partnerships; and organizational strategy.

You agree to the best of your ability and experience that you will at all times loyally, honestly, and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof. During the term of your employment, you further agree that: (i) you will devote all of your business time and attention to the business of the Company; (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; (iii) you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company; and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

2.	Start Date:

Your start date will be October 31, 2007; however, the Company acknowledges that you will perform service for your current employer for up to three (3) days during November 2007.

3.	Proof of Right to Work:

For purposes of Federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Robin L. Carmichael

4.	Compensation:

Base Salary:

You will be paid an annual salary of $200,000.00. Your position is classified as exempt and, as such, you will not be eligible for overtime pay. Your salary will be payable every other week pursuant to the Company’s regular payroll practices including standard withholding such as Medicare and social security taxes. The Board of Directors and/or the Compensation Committee thereof shall review your compensation and performance annually commencing in the calendar year ending December 31, 2008.

Health, Medical, and Life Insurance Benefits:

You and your family will be entitled to participate in the Company’s health, medical and life insurance plans that will be described to you in detail under separate cover. You will also be entitled to participate in the Company’s 401(k) plan and matching program.

Vacation; Sick Leave:

You will be entitled to three (3) weeks of paid vacation and one (1) week of paid sick leave per calendar year (prorated from your start date).

5.	Stock Option Grants:

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 150,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of the grant. This option will be subject to the terms of the Company’s 2000 Stock Option Plan and the applicable stock option agreement between you and the Company and is intended to be an incentive stock option to the extent allowed under applicable law.

In addition, subject to approval by the Board of Directors and satisfaction of certain performance criteria to be mutually agreed upon, you may be eligible to receive an option to purchase an additional 100,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of the grant. This option would be subject to the terms of the Company’s 2000 Stock Option Plan and the applicable stock option agreement between you and the Company and would be intended to be an incentive stock option to the extent allowed under applicable law.

Any outstanding options shall vest and become fully exercisable upon a change of control of the Company in accordance with the terms and conditions of the Company’s 2000 Stock Option Plan.

Robin L. Carmichael

6.	PIAA:

Prior to commencement of your employment with the Company, you agree to execute and deliver to the Company and be bound by its standard form of proprietary invention and assignment agreement.

7.	At-Will Employment:

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. Notwithstanding the foregoing, in the event that the Company terminates this employment relationship without Cause (as defined below) or you terminate this employment relationship with Good Reason (as defined below), the Company will pay you any unpaid annual base salary, any amount due but not paid under any Company incentive compensation plan, earned but unused vacation and bonuses due (if any) for services already performed (subject to normal withholding and other deductions) to the effective date of termination of employment; and monthly severance payments equivalent to six (6) months base salary. These payments will be made in accordance with the Company’s customary payroll schedule, minus deductions required by law. Payment of the above-described severance compensation and benefits is conditioned on the execution by you of a full mutual release of all claims related to your employment with or termination from the Company. You will have the duty to mitigate the costs to the Company by attempting to obtain other employment within a reasonable time after termination. During the period you are entitled to receive severance payments hereunder, the monthly payment otherwise due from the Company shall be reduced by fifty percent (50%) of your monthly compensation from such other employment. For purposes hereof, the term “Cause” shall mean if you (i) are convicted of a felony or any crime involving dishonesty, breach of trust, or physical harm to any person or relating to the business of the Company or any successor company (or enter a pleas of guilty or nolo contendere with respect thereto); (ii) repeatedly report to work under the influence of alcohol or illegal drugs; (iii) substantially and repeatedly fail to perform the duties as reasonably directed by the Chief Executive Officer of the Company or any successor company, (iv) are found by a court of competent jurisdiction to have made unauthorized use or disclosure of confidential information or trade secrets; or (v) engage in gross negligence or willful misconduct in carrying out your duties as an employee of the Company or any successor company, and the term “Good Reason” shall mean the occurrence of any of the following events without your consent: (i) a demotion or other material reduction in the nature or status of your responsibilities or (ii) a material reduction in your annual base salary or any failure by the Company to satisfy its duty to compensate you as required hereunder.

8.	Relocation Reimbursement

The Company agrees to reimburse you up to $15,000 in relocation expenses.

Robin L. Carmichael

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the undersigned. This letter, together with the PIAA referenced above and subject to the Company’s general employment policies in effect from time to time, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

With best regards,

/s/ R. Stephen Beatty
R. Stephen Beatty
President and Chief Executive Officer
Helix BioMedix, Inc.

Robin L. Carmichael

ACCEPTED AND AGREED:

/s/ Robin L. Carmichael
Signature

October 15, 2007
Date